EXHIBIT 99.1

Buffets Signs Forbearance Agreement with Credit Agreement Lenders

EAGAN, Minn. — January 10, 2008 — Buffets, Inc. announced today that it has entered into a Forbearance Agreement and Second Amendment to its Credit Agreement with its senior lenders. The Forbearance Agreement provides Buffets with continued access to its $640 million credit facility and for the lenders to forbear from exercising certain rights in connection with certain anticipated defaults under the Credit Agreement while Buffets pursues a restructuring of its balance sheet that will better support the Company’s long-term objectives. As previously announced, the Company has engaged Houlihan Lokey Howard & Zukin Capital, Inc. to act as financial advisor to review the Company’s business plan and advise the Company with respect to its capital structure. Buffets has also engaged Kroll Zolfo Cooper LLC to assist the Company and Houlihan in connection with cash-flow reporting and developing long-term capital restructuring alternatives.

Mike Andrews, Chief Executive Officer of Buffets said: “The actions we are announcing today are intended to make Buffets a stronger and more financially secure company as we continue to contend with the current difficult operating environment. We do not expect any disruptions to the business during our negotiations with our lenders and noteholders and pledge to continue to provide our customers with the highest quality food and service.”

About Buffets

Buffets, Inc., the nation’s largest steak-buffet restaurant company, currently operates 626 restaurants in 39 states, comprised of 615 steak-buffet restaurants and eleven Tahoe Joe’s Famous Steakhouse® restaurants, and franchises sixteen steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets employs approximately 37,000 team members and serves approximately 200 million customers annually. For more information about the Company, please visit www.Buffet.com and www.Ryansrg.com.

Safe Harbor Statement

The statements contained in this release that are not historical facts are forward-looking. The risks and uncertainties involving forward-looking statements include, but are not limited to, changes in general and economic conditions, consumer confidence, discretionary spending patterns, the public's perception of buffets-style food service, negative publicity, competition, seasonality, weather, inflation, fuel and utility costs, the availability and cost of food products and restaurant labor, minimum wage increases, regulations, public health developments, interest rate fluctuations, political environment (including terrorism and wars), the degree of success integrating the Ryan's restaurants and capturing synergies, our ability to satisfy lending covenants and meet our debt service obligations. For a detailed discussion of risks and uncertainties, refer to the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 25, 2007 and in Buffets Holdings' Quarterly report on Form 10-Q filed with the Securities and Exchange

Commission on November 5, 2007. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

CONTACT:	A. Keith Wall
Chief Financial Officer
Buffets Holdings, Inc.
(651) 994-8608